Solid grid premiums add to interest in delivering cattle

USPB Producers Deliver Cattle Against 100% of Delivery Rights

By Stan Linville, CEO

Once again, U.S. Premium Beef producers delivered cattle against 100 percent of our unitholder-owned delivery rights during our just completed 2014 delivery year. Thank you to all USPB producers who made it a goal to deliver high quality cattle during the year. You did so in spite of higher than normal feed costs, and widely variable cattle feeding profitability—from mostly negative early in the year to very positive at the end of the year.

Our grid rewarded you for delivering cattle. USPB paid more than $39.6 million in grid premiums for cattle delivered to NBP’s Kansas plants, or $50.30 per head, during delivery year 2014. For more detail on delivery year 2014 Kansas cattle results, see DY 2014 Kansas Cattle Performance Summary article in this issue.

USPB paid more than $39.6 million in grid premiums for cattle delivered to NBP’s Kansas plants, or $50.30 per head, during delivery year 2014.

As you know, our unitholders have a right, and an obligation to deliver cattle against a minimum of 90% of their delivery rights, which is a threshold set by our board. USPB continues to offer unitholders options to help them meet their delivery obligation each year. If a unitholder does not have cattle to deliver in a given delivery year, they can lease their delivery rights privately to other USPB producers who want to market cattle through our company. In that case, they set the lease price they want to receive. We ask that our unitholders let us know if they intend to lease their delivery rights privately.

Unitholders also have the option of working with USPB to facilitate the leasing of their unused delivery rights to other producers. The lease rate for

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USPB producers delivered record high Quality grade cattle

DY 2014 Kansas Cattle Performance Summary

By Brian Bertelsen, Vice President, Field Operations

August 30, 2014 concluded U.S. Premium Beef’s seventeenth delivery year. The delivery year (DY) is the time period in which USPB unitholders can utilize their delivery rights by either delivering cattle themselves or leasing delivery rights to other cattle feeders. See USPB Delivery Year Performance-KS Plants table on page two.

USPB carcasses set new records for quality grading during DY 2014. The percentage grading Choice and Prime was record high, up over four percentage points from the previous year. The percentage of Certified Angus Beef® (CAB) and Black Canyon® Premium Reserve (BCPR) were also record high. This was influenced by a higher percentage of black-hided cattle and also a record high certification rate for each brand of those that were black-hided.

Even the Ungraded percentage was record low. Essentially, Ungraded applies to carcasses that are not graded Select or higher and is comprised, in part, of those with the lowest levels of marbling. As a result, Quality grade premium was once again the largest component of overall premium and was the second highest in company history.

Industry wide, quality grading was also record high during company history. USPB cattle, in delivery year 2014, had over seven percentage points more of Choice and Prime carcasses than the overall industry average as reported by the USDA.

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Company Files Second Quarter Results

U.S. Premium Beef has closed its second quarter of fiscal year 2014 and has filed the results with the Securities and Exchange Commission. For the quarter, which ended June 28, 2014, USPB recognized net income of $0.1 million compared to $3.1 million for the same period a year ago.

For the six months ended June 28, 2014, USPB recognized a net loss of $5.0 million compared to $1.1 million for the same period a year ago. In both periods, USPB’s financial results were less than the prior year due to USPB’s share of National Beef’s financial results, which decreased as a result of lower gross margins and severance costs related to the Brawley, CA, facility closure. Partially offsetting the lower results from National Beef were lower expenses at USPB.

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FY 2014 Kansas Cattle Performance...		continued from page 1

Although actual yield, or dressing percentage was significantly lower, yield benefit was still the second highest in company history. Plant average yields were also lower. As a result, yield difference, the difference between USPB and the plant average, was the third highest on record.

Yields were significantly supported during the previous year due to the use of the product, Zilmax. However, DY 2014 included only a few cattle that received the product before it was removed from the market by the manufacturer.

USPB DELIVERY YEAR PERFORMANCE-KS PLANTS

	DY 2014	DY 2013	DY 2012	DY 2011
In Weight	745	739	716	726
Days Fed	151	155	159	155
Live Weight	1293	1296	1265	1260
Carcass Weight	827	843	819	811
Yield %	64.00	65.03	64.73	64.35
Yield Difference %	0.78	1.38	0.86	0.60
Prime %	2.76	2.73	2.70	3.35
Choice & Prime %	75.88	71.72	72.44	75.21
CAB %	26.38	24.76	20.32	23.28
BCPR %	18.62	17.59	15.85	14.88
Ungraded %	0.87	1.00	1.20	1.32
Hard Bone %	0.42	0.54	0.66	0.58
Yield Grade 1%	6.24	13.72	13.05	10.66
Yield Grade 2%	30.87	38.50	40.00	39.13
Yield Grade 3%	45.08	37.11	37.68	40.81
Yield Grade 4%	16.07	9.71	8.65	8.78
Yield Grade 5%	1.73	0.88	0.63	0.63
Average Yield Grade	2.76	2.45	2.44	2.50
Lightweight %	0.32	0.29	0.38	0.38
Heavyweight %	1.19	1.94	2.93	2.05
Quality Grade $/head	$29.59	$31.40	$29.50	$21.33
Yield Benefit $/head	$25.66	$37.86	$23.08	$15.53
Yield Grade $/head	-$6.57	-$2.84	-$3.42	-$2.99
Outweights $/head	-$2.00	-$3.04	-$4.34	-$3.14
Subtotal Prem. $/head	$46.68	$63.38	$44.82	$30.73
ASV $/head	$0.00	$2.50	$8.42	$9.31
Natural $/head	$3.62	$3.82	$2.42	$1.81
Overall Premium/head	$50.30	$69.70	$55.66	$41.85
Top 75% Prem./head	$63.43	$84.09	$70.64	$54.43
Top 50% Prem./head	$74.62	$97.72	$84.75	$65.87
Top 25% Prem./head	$90.18	$117.89	$105.99	$82.91
CH/SE Spread $/cwt	$9.10	$10.62	$9.92	$5.46
Black-hided %	77.54	75.45	75.31	76.44

Live and carcass weights were both the second highest in company history, driven in part, by record high feedlot placement weights. Apparent average daily gain was also record high. Although USPB does not collect any closeout information, apparent daily gain can be calculated from the difference between live and placement weight, divided by the days on feed.

Overall, yield grades were fatter than recent years. The average yield grade of all USPB carcasses and the percentage of yield grade 4 carcasses were both record high; however, they were only slightly higher than the previous highs seven years earlier.

USPB cattle, in delivery year 2014, had over seven percentage points more of Choice and Prime carcasses than the overall industry average as reported by the USDA.

This change in composition was a result of both increased backfat and also less ribeye area (muscling) in relation to carcass weight. Less Zilmax-fed cattle in the mix during DY 2014 was a factor here as well. However, these changes in muscling and fat occurred similarly when comparing only cattle that were not fed Zilmax.

Plant averages also increased significantly in the percentage of yield grade 4 and 5 carcasses, but not as much as USPB carcasses. As a result, yield grade discount per head was record high.

Please call me at 866.877.2525, if you have questions or would like to discuss your grid results.♦

Natural and NHTC pricing based on supply/demand

USPB Updates

Natural Program Pricing

By Brian Bertelsen, Vice President, Field Operations

USPB’s natural programs have moved to a supply/demand, variable pricing basis. Premiums for NatureSource® and Non-Hormone Treated Cattle (NHTC) cattle have the potential to increase/decrease during various delivery months based on supply and demand. Therefore, premiums have the potential to be higher or lower as the market dictates. However, once cattle are enrolled and accepted by National Beef in these programs, they will receive the base premium agreed to by National Beef and posted by U.S. Premium Beef at that time.

Currently, the premium for the Naturewell® program is $4/cwt live weight. There is an ample supply of cattle enrolled in the Naturewell program so we are not looking to add additional feedyards at this time.

The premium for the NatureSource program is $20/cwt live weight. NatureSource cattle harvested after December 1, 2014, will receive a premium of $24/cwt added to the base live price. Currently, there is limited availability for enrolling additional feedyards in our NatureSource program.

For NHTC cattle, the premium is $14/cwt added to the base live price. Effective December 1, that premium will increase to $20/cwt. At this time, National Beef is seeking more NHTC cattle. Feedyards must be approved by a third party. There is no minimum number of head. However, there are verifcation/ approval fees for participating in this program.

For information about each of these programs, including each program’s specifications and sample grids, visit our website at www.uspremiumbeef.com or call me at 866.877.2525.♦

FY 2014 Annual Meeting

Set For March 27, 2015

U.S. Premium Beef’s fiscal year 2014 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on March 27, 2015. A reception will be held on the evening of March 26 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.♦

BQA Certification Paid

Through October 31

If you have not been certified in the Beef Quality Assurance (BQA) program, now is an excellent time to do that.  Boehringer Ingelheim Vetmedica Inc., (BIVI) is sponsoring all online BQA certifications for anyone who enrolls from September 1 through October 31. BIVI will pick up the $25 to $50 fee for ranchers and feeders interested in becoming BQA-certified or recertified. Go to www.bqa.org/team to take advantage of this offer.

“We encourage anyone who markets cattle through USPB to become BQA certified,” CEO Stan Linville, says. “In addition to the obvious benefits this provides to our industry, in terms of enhancing consumer confidence in the beef they buy, it also directly benefits National Beef as it markets products to customers with the assurance that the beef is from BQA certified producers.”♦

Did You Know...

✓If you have delivery rights you do not plan on using in delivery year 2015, which ends August 29, and would like USPB to help you get them leased to other producers, please call our office at 866.877.2525.

✓The easiest, most efficient way to receive settlement sheets and other USPB communications, including the UPDATE, is via email. If you are not currently receiving USPB information electronically and would like to do so, please send your email address to us at uspb@uspb.com.♦

Company Files Second Quarter Results...	continued from page 1

National Beef’s profitability is impacted by the ratio of the USDA comprehensive boxed beef cutout (a weekly reported measure of the total value of all USDA inspected beef primal cuts, grind and trim produced from fed cattle) to the USDA 5-area weekly average slaughter cattle price. The ratio during the first two quarters of fiscal year 2014 were largely unchanged from the comparable 2013 periods.♦

USDA’s Choice/Select Spread
Following 2013 Average

After dipping below the five-year average for much of the summer, USDA’s Choice/Select spread has followed the higher pattern set last year, reflecting smaller numbers of cattle and strong demand for Choice grade beef.♦

Qualified Seedstock Suppliers

Schedule Fall Sales

The following USPB Qualified Seedstock Suppliers (QSS) will conduct sales during September through December. Go to USPB’s Qualified Custom Feedyards and Seedstock Suppliers link on our web page, then scroll down to the supplier you are interested in for sale times and locations.♦

Gardiner Angus Ranch Bull Sale	9/29
Gardiner Influence Commercial Female Sale	9/29
Lyons Influence Feeder Calf Sale	10/15 & 11/5
Heartland Simmental and Angus Heifer Sale	10/26
Fink Beef Genetics Bull Sale	10/29
Downey Ranch, Inc. Bull and Female Sale	11/7
Kniebel Farms & Cattle, Inc. Bull and Female Sale	11/7
Dalebanks Angus Bull Sale	11/22
Marshall & Fenner Female Sale	12/5

In addition, the following USPB QSS members are selling bulls at private treaty during the Fall:

Cow Camp, Inc., Dalebanks Angus, Inc., Gardiner Angus Ranch, Harms Plainview Ranch, McCurry Brothers Angus, Oleen Brothers.♦

USPB Producers Deliver Cattle Against...	continued from page 1

While every year brings different challenges and opportunities for each of our unitholders and cattle deliverers, USPB’s benefits are consistent. When you market cattle through USPB, you receive guaranteed market access, value-based pricing on an industry competitive grid, individual carcass data at no cost, a transportation credit to defray some of the trucking expense. Marketing cattle through USPB also enables you to schedule your cattle with us when you want to market them, as provided for in the Uniform Cattle Delivery and Marketing Agreement. That is the case when you deliver cattle through USPB every week of the year.

As we begin delivery year 2015, we look to build upon the success we had in 2014 by attracting more quality cattle. Our four-week rolling average Choice/Select spread appears to be making a seasonal increase. Cattle continue to both grade and yield well with discounts at manageable levels. As noted before, our company’s success, as well as National Beef’s branded product markets, are greatly influenced by the number and quality of cattle USPB producers deliver. We look forward to working with you as you make plans to market your cattle in delivery year 2015.♦

company facilitated delivery rights is $7 for delivery year 2015. This service again worked well for both parties in delivery year 2014. The facilitated lease program enabled our company to attract a greater number of high quality cattle that we may not have otherwise received. Producers who leased delivery rights through the USPB facilitated program in delivery year 2014 received average grid premiums of $52.03 per head and those cattle averaged more than 75% Choice and Prime. We ask that unitholders let us know as soon as possible if they want USPB to facilitate the leasing of their delivery rights.

If you are a unitholder or an associate who delivers cattle to USPB, you have the option of locking in your delivery right needs privately with a unitholder, in which case you can negotiate the lease rate. Or, you can contact our office and we will work with you to get delivery rights on a weekly as needed basis or, for larger quantities, leased to meet your delivery year needs.

With today’s higher breakevens out of the feedlot, grid premiums can make a significant difference in terms of profit/ loss on the right quality of cattle. Our producers continue to adjust their management to deliver cattle that hit the targets set on our quality-based grids to maximize the premiums they receive.